Exhibit 10.6

Annual Executive Incentive
Compensation Plan (ExIP)

L. B. FOSTER COMPANY
 2023 EXECUTIVE ANNUAL INCENTIVE COMPENSATION PROGRAM

The purpose of this document is to establish in writing the performance goals and other terms applicable to cash financial performance awards for each fiscal year of the Company that constitutes a Performance Period (the “Program” or “ExIP”) as authorized under the L.B. Foster Company Executive Annual Incentive Compensation Plan (the “Omnibus Annual Incentive Plan”).

I. DEFINITIONS
a.Defined terms used but not defined herein shall have the meanings ascribed to them in the Omnibus Annual Incentive Plan under which each annual Program is established.
II. TERMS AND CONDITIONS
a.Unless otherwise determined by the Committee, the Performance Period shall be one calendar year (January 1 through December 31).
b.Each Participant shall receive a cash award in an amount equal to the Participant’s base compensation multiplied by a target percentage established by the Committee based upon the position held by the Participant as approved by the Committee and set forth on Exhibit B, on file with the Committee (the “Target Percentage”) (an “Award”). The amount of any Award earned and payable is calculated with reference to the percentage achievement of certain Performance Measures established by the Committee and as described below.
c.A Participant’s base compensation shall be the Participant’s salary on March 1 of the applicable Performance Period, rounded to the nearest whole dollar.
d.Participants in the Program are listed on Exhibit B on file with the Committee, which identifies each Participant’s title and Company operating unit, and Target Percentage for the applicable Performance Period.
e.A Participant’s right, if any, to receive payout of an Award, if earned, shall be contingent upon the Participant having executed a Confidentiality, Intellectual Property and Non-Compete Agreement in a form satisfactory to the Committee. Further, in order to receive any payout of an Award, the Participant must have begun employment with the Company by October 1 of the Program’s Performance Period.
f.In the event a Participant changes from one position to another position or is promoted into one of the positions approved by the Committee during the Performance Period, the Target Percentage and base compensation for such Participant shall be pro-rated as applicable to each position held during the Performance Period, and such Award will be determined on a pro-rated basis based on the number of full months employed during the Performance Period.
g.In order to be eligible to receive any payout of an Award, if earned, a Participant must be actively employed by the Company on the date the Award is paid. In no event is a Participant entitled to any pro-rata payment of an Award under the terms of this Program in the event of an earlier departure from the Company, except to the extent the Board has approved a Participant’s retirement or termination from the

Company, in which case the Committee may provide a pro-rata payment based on the Participant’s active employment before the Board-approved retirement or termination.
III. CALCULATING PAYOUT OF AWARDS
The payout of Awards shall be calculated as set forth below:

a.A Participant’s Award shall be determined and allocated by multiplying the Award by the Company’s adjusted level of attainment of the financial Performance Measures identified below, weighted as shown below:

Performance Measure	CEO, CFO; CGO SVP, HR & Admin; SVP & General Counsel; and Controller & CAO	Executive SVPs or VPs Responsible for Operating Unit(s)
Corporate Adjusted EBITDA	75%	20%
Corporate Working Capital	25%	---
Operating Unit Adjusted EBITDA	--	50%
Operating Unit Working Capital	---	30%
b.The amount of an Award shall be calculated and adjusted upward or downward based on the level of attainment of the above Performance Measures, Adjusted EBITDA (Corporate and Operating Unit), and Working Capital (Corporate and Operating Unit), utilizing the targets as set forth in the tables below. (Tables shown below describe targets for the Consolidated Corporate Group. Targets for the business groups are shown in Exhibit A.) Straight-line interpolation will be used to determine the achievement between each level.
Adjusted EBITDA Multiplier 1

Target Adjusted EBITDA	Multiplier
$32,000	200%
$26,400	100%
$21,120	50%
Less than $21,120	0%

Working Capital 1

Target Working Capital
20.7%	200%
21.3%	100%
21.8%	50%
Greater than 21.8%	0%
1 Targets and Multipliers for Business Groups are shown on Exhibit A, on file with the Committee
c.Individual payout targets are shown on Exhibit B, on file with the Committee.

d.Operating results of an acquisition will be immediately included in the financial results, with Committee approval.
e.Definitions of the Performance Measures and possible financial adjustments are noted on Schedule 1.0 attached hereto.
III. RECOUPMENT
All Awards granted hereunder shall be subject to the terms and conditions set forth in the Clawback Policy and any warrant the Participant signed granting a confession of judgment right to the Company. To the extent the Clawback Policy is applicable to a Participant, it creates additional rights for the Company with respect to Awards provided to the Participant under the Program. Any Award granted under the Program will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and the recovery of amounts relating thereto. By accepting an Award under the Program, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup an Award, any gains or earnings related to an Award, or any other applicable compensation subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A.

IV. COMPENSATION COMMITTEE
As set forth in the Omnibus Annual Incentive Plan, the Committee retains all rights and discretion to modify, eliminate, or replace the ExIP at any time. The Committee will interpret the ExIP at its discretion, and may adjust financial Performance Measures, weighting, and/or multipliers as it deems appropriate in its sole discretion, or increase, decrease, or eliminate any Award or payout hereunder. All determinations with respect to any Award shall be made by the Committee and shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

The undersigned Chairman of the Committee hereby certifies, on behalf of the Committee, that the performance goals and other material terms applicable have been determined and approved at the Committee meeting held in February of the
Program’s Performance Period.

_____________________________ John E. Kunz Chairman, Compensation Committee _____________________________ Date

Schedule 1.0

PERFORMANCE MEASURES AND ADJUSTMENTS

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA): shall mean with respect to the Company or an Operating Unit, for the Fiscal Year (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; and (f) plus amortization expense; (g) plus and minus the adjustments below. Adjusted EBITDA is to be calculated including the effect of expense associated with the program.

Working Capital as a Percentage of Sales (“W/C as a % of Sales”): shall mean with respect to the Company, or as applicable, for an Operating Unit, for the Fiscal Year, the average monthly balances (in all cases calculated utilizing a 13-point average method) of Inventory, Contract Assets and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales. Results shall be determined incorporating approved adjustments below

The following adjustments are guidelines subject to board approval.

Adjustment Description Unplanned reductions or add-backs to results for gains and losses	Adjusted EBITDA	Working Capital
Effects of changes in accounting or tax law	X	X
Divestitures of properties, businesses, investments, equity in affiliates or held for sale as discontinued operations	X	X
Costs of an acquisition or potential acquisition, and purchase accounting of an acquisition completed during the year.	X	X
Any significant or non-recurring item(s) (these items include, but are not limited to a restructuring, long-lived asset impairment, warranty costs, product liability, legal settlement, environmental charges) that in total exceed $200,000 in EBITDA (favorable or unfavorable)	X	X
The impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero.	X	X
Other adjustments for unforeseen extraordinary circumstances as deemed appropriate in the sole discretion of the Compensation Committee of the Board of Directors	X	X

5